Exhibit 10.1
WGL HOLDINGS, INC. and WASHINGTON
LIGHT GAS COMPANY
CHANGE IN CONTROL SEVERANCE PLAN FOR
CERTAIN EXECUTIVES

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ARTICLE 1
BACKGROUND, PURPOSE AND TERM OF PLAN
1.1 Purpose of the Plan. The purpose of the Plan is to provide a select group of the Company’s management and highly compensated employees with certain compensation and benefits as set forth in the Plan in the event of the Participant’s termination of employment with the Company in connection with to a Change in Control. It is intended that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code. The Plan is intended to constitute a plan described under section 201(2) of the ERISA, and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA.
1.2 Term of the Plan. The Plan shall generally be effective as of the Effective Date. This Plan is intended to supersede any other plan, program, arrangement or agreement providing a Participant with severance or related benefits in the case of a Participant’s Change in Control Termination. The Plan shall continue until terminated pursuant to Article 8 of the Plan.

ARTICLE 2
DEFINITIONS
2.1 “Affiliate Company”” shall mean any person or entity that controls, is controlled by or is under common control with the Company. For this purpose, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting shares, by contract or otherwise.
2.2 “Annual Bonus” shall mean 100% of the Participant’s target annual incentive bonus for the fiscal year.
2.3 “Base Salary” shall mean the Participant’s highest annual base salary rate in effect during the period beginning twelve (12) months immediately preceding a Change in Control and ending on the date of a Change in Control Termination.
2.4 “Board” shall mean the Board of Directors of the Company, or any successor thereto.
2.5 “Cause” shall mean (1) the willful and continued failure of the Participant to perform substantially his duties with the Company or (other than any such failure from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board or, with respect to officers other than the Chief Executive Officer, by the Chief Executive Officer, which specifically identifies the manner in which the Board believes the Participant has not substantially performed such duties, (2) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. An act may be determined to be injurious to the Company even it if causes no monetary injury. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company; (3) engaging in reckless misconduct resulting in material financial or non-financial harm to the Company; or (4) the conviction of, or a guilty or nolo contendere plea to, a crime involving the personal enrichment of the Participant (including but not limited to securities violations).
2.6 “Change in Control” shall have the meaning set forth in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy as of the date of the Change in Control, which is incorporated herein by reference, and a copy of which is attached at Exhibit 1.
2.7 “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning one year prior to the date of a Change in Control and ending two years after the date of such Change in Control.
2.8 COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10 “Committee” shall mean the Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to an individual or another committee.
2.11 “Company” shall mean Washington Gas Light Company.
2.12 “Effective Date” shall mean December 15, 2006.
2.13 “Eligible Employee” shall mean an Employee of the Company or an Affiliate Company who is highly compensated or holds a management position and is selected for participation by the Committee.
2.14 “Employee” shall mean an individual employed by the Company.
2.15 “Employer” shall mean the Company.
2.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.
2.17 “Good Reason Resignation” shall mean any termination of employment by a Participant that is not initiated by the Company and that is caused by any one or more of the following events which occurs during the period beginning on the date of a Change in Control and ending two years after the date of such Change in Control:
     (1.A) For a Participant who is a Tier 1 Executive under Schedule A of the Plan: Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s then current position (including having that position at the most senior resulting entity following the Change in Control), authority, duties or responsibilities, or any other action by the Company which, in the reasonable judgment of the Participant, would cause him to violate his ethical or professional obligations (after written notice of such judgment has been provided by the Participant to the Board’s Human Resources Committee and the Company has been given a 30-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities.
     (1.B) For a Participant who is a Tier 2 Executive under Schedule A of the Plan: Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s then current position, duties or responsibilities, or any other action by the Company which, in the reasonable judgment of the Participant, would cause him to violate his ethical or professional obligations (after written notice of such judgment has been provided by the Participant to the Board’s Human Resources Committee and the Company has been given a 30-day period within which to cure such action), or which results in a significant diminution in such position, duties or responsibilities.
     (2) Without the Participant’s written consent, the Participant’s being required to relocate to a principal place of employment that is both more than thirty-five (35) miles from his existing principal place of employment, and farther from Participant’s current residence than his existing principal place of employment.

     (3) Without the Participant’s written consent, the Company materially reduces the Participant’s base salary rate or target bonus opportunity (although the setting of goals that are perceived to be more difficult will not be considered such a reduction), or materially reduces the aggregate value of other incentives and retirement opportunity as determined by a third party consulting firm of international stature based on accepted methodologies for determining such value, or fails to allow the Participant to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or
     (4) The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Section 11.3 herein; provided, that if the Participant remains in employment for more than ninety (90) days following the occurrence of (or, if later, the Participant’s gaining knowledge of) any event set forth in Section 2.17 herein, any subsequent termination of employment by a Participant that is not initiated by the Company shall not constitute a Good Reason Resignation.
2.18 “Involuntary Termination” shall mean a termination of the Participant initiated by the Company or an Affiliate Company for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article 3.
2.19 “Participant” shall mean any Eligible Employee who meets the requirements of Article 3 and thereby becomes eligible for salary continuation and other benefits under the Plan.
2.20 “Permanent Disability” Permanent Disability means, to the extent consistent with Code section 409A, a mental or physical condition which constitutes a “Disability” as set forth in the Washington Gas Light Company Employees’ Pension Plan, provided such disability is expected to result in death or can be expected to last for a continuous period of not less than 12 months.
2.21 “Plan” means the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives as set forth herein, and as the same may from time to time be amended.
2.22 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Company’s Vice President and Chief Financial Officer and Vice President, Human Resources and Organizational Development. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to a Severance Benefit under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
2.23 “Release” shall mean the Separation of Employment Agreement and General Release, as provided by the Company.
2.24 “Severance Benefit” shall mean the benefits to which a Participant is entitled to receive under this Plan.

2.25 “Specified Employee” shall mean a key employee within the meaning of Code section 416(i) (without regard to paragraph 5 thereof) or as otherwise defined in Code section 409A.
2.26 “Successor” shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.
2.27 “Termination Date” shall mean the date on which the active employment of the Participant by the Company is severed by reason of an Involuntary Termination or a Good Reason Resignation.
2.28 “Voluntary Resignation” shall mean any termination of employment that is not initiated by the Company other than a Good Reason Resignation.

ARTICLE 3
PARTICIPATION AND ELIGIBILITY FOR BENEFITS
3.1 Participation. Each Participant in the Plan who incurs a Change in Control Termination and who satisfies the conditions of Section 3.2 shall be eligible to receive the Severance Benefits described in the Plan.
3.2 Conditions.
     (a) Eligibility for any Severance Benefit is expressly conditioned on (i) execution by the Participant of a Release in the form provided by the Company; (ii) compliance by the Participant with all the terms and conditions of such Release; and (iii) the Participant’s written agreement to the confidentiality and non-solicitation provisions in Article 6 after the Participant’s employment with the Company. If the Plan Administrator determines, in its sole discretion, that the Participant is not eligible for or has not fully complied with any of the terms of the Plan, the Plan Administrator may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
     (b) A Participant will not be eligible to receive Severance Benefits under any of the following circumstances:
          (1) The Participant’s Voluntary Resignation;
          (2) The Participant resigns employment (other than a Good Reason Resignation) before the job-end date specified by the Company or while the Company still desires the Participant’s services;
          (3) The Participant’s employment is terminated for Cause;
          (4) The Participant voluntarily retires (other than a Good Reason Resignation);

          (5) The Participant’s employment is terminated due to the Participant’s death or Permanent Disability;
          (6) The Participant does not return to work within six (6) months of the onset of an approved leave of absence, other than a personal or military leave and/or as otherwise required by applicable statute;
          (7) The Participant does not return to work within three (3) months of the onset of an educational leave of absence;
          (8) The Participant continues in employment with the Company for more than ninety (90) days following the occurrence of an event or events that would permit a Good Reason Resignation; or
          (9) The Participant’s employment with the Company terminates as a result of a Change in Control and the Participant accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).
     (c) The Plan Administrator has the sole discretion to determine a Participant’s eligibility to receive Severance Benefits.
     (d) A Participant returning from approved military leave during the period beginning one year before a Change in Control and ending two years after a Change in Control will be eligible for Severance Benefits if: (i) he is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Participant returning from military leave qualifies for Severance Benefits, his Severance Benefits will be calculated as if he had remained continuously employed from the date he began his military leave. The Participant must also satisfy any other relevant conditions for payment or repayment, including execution of a Release.

ARTICLE 4
DETERMINATION OF SEVERANCE BENEFITS
4.1 Amount of Severance Benefits Upon Involuntary Termination and Good Reason Resignation . The Severance Benefit to be provided to an Participant who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits shall be as follows:
     (a) Salary Replacement Benefits. Salary Replacement Benefits shall be the aggregate of:
(1) The sum of (i) Participant’s Base Salary through his termination date to the extent not theretofore paid; (ii) the product of the Participants Annual Bonus in the fiscal year that includes the Participant’s Termination Date and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Participant’s Termination Date, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid; and
(2) an amount equal to the product of (x) the sum of (i) the Participant’s Base Salary plus (ii) the Participant’s Annual Bonus, and (y) the multiplier applicable to the Participant set forth under Schedule B to the Plan.
     (b) Medical and Dental Replacement Benefits.
          (1) The Participant shall continue to be eligible to participate in the medical, dental coverage in effect at the date of his or her Termination Date (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment during the period described in Section 4908B(f) of the Code (the “COBRA Continuation Coverage Period”). The Company shall be responsible for the payment of the employee portion of the medical and dental contributions that are required during the COBRA Continuation Period, or if a lesser period, for the number of months remaining in the period of years equal to the multiplier applicable to the Participant set forth under Schedule B to the Plan (the “Multiplier Period”). Any payment under this paragraph that is includible in the Participant’s gross income shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date.
          (2) To the extent that the COBRA Continuation Period is shorter than Multiplier Period, the Company will pay to the Participant an amount equal to 102% of the Company’s cost of providing the Participant (and where applicable under the terms of coverage at the Termination Date, his spouse and dependents) coverage to that provided under the Company’s medical and dental plans for the period of time between the end of the COBRA Continuation Coverage Period and end of the Multiplier Period. Any payment under this paragraph shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date.

     (c) 2005 SERP Credit. The Company shall credit the Participant with up to an additional number of years of benefit service (but shall not credit such additional years in determining the Participant’s age) under the 2005 SERP, which number of years shall be equal to the multiplier applicable to such Participant under Schedule B, but in no event shall such additional years of benefit service, when added to the Participant’s years of benefit service under the 2005 SERP, exceed the maximum under the 2005 SERP;
     (d) Outplacement Service. The Company shall, at its sole expense as incurred, provide the Participant with up to $25,000 in outplacements services, the scope and provider of which shall be selected by the Participant; provided such outplacement services shall not be paid by the Company if incurred more that twelve (12) months after the Participant’s Termination Date.
     (e) Other Amounts. To the extent not theretofore paid of provided, the Company shall timely pay or provide the Participant with any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company.
4.2 Voluntary Resignation; Termination for Death or Permanent Disability. If the Participant’s employment terminates on account of (i) the Participant’s Voluntary Resignation, (ii) retirement, (iii) death, or (iv) Permanent Disability, then the Participant shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.
4.3 Termination for Cause. If any Participant’s employment terminates on account of termination by the Company for Cause, the Participant shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Participant. Notwithstanding any other provision of the Plan to the contrary, if the Plan Administrator determines that a Participant has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date, any entitlement to a Severance Benefit payable to the Participant under Section 4.1 of the Plan shall immediately cease. The Company may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a finding resulting in Cause. If the Company has offset other payments owed to the Participant under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.
4.4 Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his possession.
4.5 Additional Benefits.
     (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Plan or otherwise) (a “Payment”) would exceed the limit for deductible payments under Code section 280G by 10% or more, the Participant shall be entitled to receive an additional payment (“Gross-up Payment”). The Gross-

up Payment shall be an amount such that, after payment by the Participant of (i) all income taxes, including, any interest and penalties imposed with respect thereto, and (ii) the excise tax imposed by Code section 4999 and any interest or penalties with respect thereto (such excise tax, together with any interest and penalties, collectively “Excise Tax”) imposed upon the Gross-up Payment, the Participant retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment.
     (b) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment or distribution by the Company to or for the benefit of a Participant would exceed the limit for deductible payments under Code Section 280G by less than 10%, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under this Plan (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 4.5(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code. If Plan Payments are to be reduced, the Participant shall determine which Plan Payments shall be reduced to comply with this Section 4.5(b).
     (c) All determinations required to be made under Section 4.5(a) shall be made by the accounting firm (or other company whose regular business includes the performance of such calculations) that the Company selects (the “Determining Firm”), which shall provide detailed supporting calculations both to the Company and the Participant as soon as practicable after the participant’s Termination Date. Any such determination by the Determining Firm shall be binding upon the Company and the Participant.
     (d) All payments due under section 4.5(a) shall be made by the Company in a lump sum within five (5) business days of the determination by the Determining Firm, in accordance with the terms of section 5.1. Notwithstanding anything in Plan to the contrary, to the extent required for compliance with Code section 409A, payment of Severance Benefits to a Participant who is a Specified Employee shall not be paid before the date that is six months from his Termination Date (or date of death if earlier). In no event will interest be credited on the unpaid balance for which a Participant may become eligible.
4.6 Legal Expense Reimbursement. Anything in this Plan to the contrary notwithstanding, in the event that a Participant litigates any denial of benefits under this Plan and a court enters a final order requiring the Plan to pay benefits, then the Company will reimburse the Participant for his or her legal expenses associated with this litigation, provided that the lifetime aggregate maximum legal expense reimbursement for any Participant under the Plan shall be $150,000.00. Payment of any legal expense reimbursement shall be made to the Participant on the first business day of the month next following the Company’s receipt of notification of the final court order and evidence, satisfactory to the Company, of the Participant’s legal expenses eligible for reimbursement under this Section 4.6.

ARTICLE 5
METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS
5.1 Method of Payment. The cash Severance Benefits to which a Participant is entitled, as determined pursuant to Article 4, shall be paid in a single lump sum payment. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. In general, the payment shall be made as promptly as practicable after the Participant’s Termination Date, the execution of the Release required under Section 3.2, and the expiration of the required revocation period specified in the Release. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to payment being made, the amount of such payment shall be paid to the Participant’s estate. Notwithstanding the preceding, to the extent required for compliance with Code section 409A, payment of Severance Benefits to a Participant who is a Specified Employee shall not be paid before the date that is six months from his Termination Date (or date of death if earlier). In no event will interest be credited on the unpaid balance for which a Participant may become eligible.
5.2 Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Company, including, without limitation, the Executive Severance Plan. As a condition of participating in the Plan, the Participant must expressly agree that this Plan supersedes all prior plans or agreements providing for severance benefits upon a Change in Control Termination, other than benefits (i) specified in the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Policy, or (ii) provided under an Award granted under the WGL Holdings, Inc. 1999 Incentive Compensation Plan prior to the Effective Date of this Plan, and sets forth the entire Severance Benefit the Participant is entitled to while a Participant in the Plan. The provisions of this Plan may provide for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to be have been amended to correspond with this Plan without further action by the Company or the Board.
5.3 Termination of Eligibility for Benefits.
     (a) All Participants shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:
          (1) Subject to Article 8, termination or modification of the Plan; or
          (2) Completion of payment to the Participant of the Severance Benefit for which the Participant is eligible under Article 4.

     (b) Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefit payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or the confidentiality and non-solicitation provisions of Article 6.

ARTICLE 6
CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT
6.1 Post-Employment Restrictions. All Severance Benefits payable under this Plan are subject to the Participant’s compliance with the Company’s Post-Employment Restriction Policy as of the date of the Change in Control, which is incorporated herein by reference, and a copy of which is attached as Exhibit 2.
6.2 Equitable Relief.
     (a) By participating in the Plan, the Participant acknowledges that the restrictions contained in the Post-Employment Restriction Policy are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Participant represents that his experience and capabilities are such that the restrictions of the Post-Employment Restriction Policy will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his counsel.
     (b) The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article 6, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Article 6 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
     (c) The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Article 6, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Columbia, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the District of Columbia or the Commonwealth of Virginia, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court, and (iv) agrees to waive any right to a jury trial. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.2.

6.3 Survival of Provisions. The obligations contained in this Article 6 shall survive the termination of Participant’s employment with the Company and shall be fully enforceable thereafter.

ARTICLE 7
THE PLAN ADMINISTRATOR
7.1 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 10.4), with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
7.2 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
7.3 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE 8
AMENDMENT, TERMINATION AND DURATION
8.1 Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.1, the Board or its delegee shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of any Severance Benefit already approved for a Participant who has executed a Release as required under Section 3.2. Notwithstanding the foregoing, no Plan amendment that reduces any Severance Benefit payable under this Plan, and no Plan termination or suspension shall be effective for a period beginning one year prior to a Change in Control and ending two years after a Change in Control. In addition, no Participant may be removed as a Participant during such period with respect to any Severance Benefit payable with respect to that Change in Control, although a Participant may be removed during such period with respect to a subsequent Change in Control.
8.2 Duration. The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.1; provided, however, that after the termination of the Plan, if a Participant’ employment is terminated on account of a Change in Control Termination prior to the termination of the Plan, the Plan shall remain in effect until all of the obligations of the Company hereunder are satisfied with respect to such Participants.

ARTICLE 9
DUTIES OF THE COMPANY, THE COMMITTEE, AND THE PLAN ADMINISTRATOR
9.1 Records. The Company shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.
9.2 Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Plan Administrator under Article 4, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.
9.3 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Participant, his beneficiaries and any other person having or claiming an interest under the Plan on his behalf.

ARTICLE 10
CLAIMS PROCEDURES
10.1 Claim. Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to a Participant’s eligibility for or amount of the Severance Benefit, which are decisions made solely within the discretion of the Company, and the Committee acting on behalf of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article 10 are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article 10. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.
10.2 Initial Claim. Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
10.3 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
     (a) A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
     (b) The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

     (c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.
10.4 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE 11
MISCELLANEOUS
11.1 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.1.
11.2 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
11.3 Successors. Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
11.4 Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant.
11.5 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
11.6 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
11.7 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
11.8 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

11.9 Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
11.10 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
11.11 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
11.12 Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.
11.13 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia to the extent not superseded by Federal law.

SCHEDULE A
Executive Tiers
Tier 1
Tier 2

SCHEDULE B
MULTIPLIER

Multiplier
3 X

2 X

EXHIBIT 1
WGL Holdings, Inc. and Washington Gas Light Company
Change In Control Policy
I.	Purpose. The Change in Control Policy will define a Change in Control for purposes of determining when Change in Control actions occur under the various WGL Holdings, Inc./Washington Gas Light Company benefit plans. Establishing this policy is intended to facilitate the Policy administrator’s review and modification, if and as desired, to the definition of a Change in Control, and to ensure consistency in such definition with respect to all plans and programs that accelerate vesting or otherwise provide for payments triggered by a Change in Control.

II.	Effective Date. This Change in Control Policy is effective December 15, 2006.

III.	Application.
A.	The policy will apply to the following plans and arrangements:
1.	The Washington Gas Light Company 2005 Supplemental Executive Retirement Plan

2.	The Washington Gas Light Company Executive Severance Plan

3.	The WGL Holdings, Inc. Omnibus Incentive Compensation Plan (for new awards)

4.	Any future plans or arrangements established with a Change in Control vesting trigger.
B.	The effect of a Change in Control on the current plans and arrangements is as follows:
1.	The Washington Gas Light Company 2005 Supplemental Executive Retirement Plan – full and immediate vesting upon a Change in Control

2.	The Washington Gas Light Company Change in Control Severance Plan for Certain Executives– triggers payment of Change in Control benefits for involuntary termination or voluntary termination with good reason

3.	The WGL Holdings, Inc. Omnibus Incentive Compensation Plan - unless otherwise provided by the Committee in award agreements
a.	Stock Options granted on or after December 15, 2006:
(i)	50% of each grant of unvested options will fully vest

(ii)	50% of each grant of unvested options will vest according to terms of option agreement:
(a)	if WGL is surviving entity and publicly traded (NYSE or NASDAQ)
(1)	full vesting if option holder is terminated

(2)	continue current vesting if no termination of employment
(b)	if WGL is not surviving entity or not publicly traded – full vesting (and conversion to acquiror stock, or if not possible, cash out of option spread)
b.	Stock Options granted prior to December 15, 2006 shall be governed by their terms.

c.	Performance stock awards granted on or after December 15, 2006:
(i)	50% of each grant of performance stock will fully vest upon a Change in Control

(ii)	50% of each grant of performance stock will vest according to terms of award:
(a)	if WGL is surviving entity and publicly traded (NYSE or NASDAQ)
(1)	full cash out at target performance if employee is terminated

(2)	full cash out at performance if plan is terminated and awards are not replaced with equitable arrangement

(3)	vesting continues under current award if plan continues and employment continues
(b)	if WGL is not surviving entity or not publicly traded the plan will terminate with full cash out at target performance– full vesting (and conversion to acquiror stock, or if not possible, cash out of option spread)
d.	Performance stock awards granted prior to December 15, 2006, 2006 shall be governed by their terms.

IV.	Administration.
A.	The Policy will be administered by the HR Committee of the Board, or such other committee identified by the Board

B.	The Committee will have the full and final authority to modify, amend or otherwise change any part of all of the definition of a Change in Control; provided no such change shall be effective sooner than 12-months after it is adopted
V.	Change in Control.
A.	Overview. The definition of Change in Control under the Policy will be the definition currently set forth in the SERP, the WGL Holdings, Inc. Omnibus Incentive Compensation Plan and the Washington Gas Light Company Employment Agreements, except that a merger, consolidation or sale of all or substantially all of the assets of the WGL Holdings, Inc. or the Washington Gas Light Company will not trigger a Change in Control if a change in the ownership of WGL Holdings, Inc. or Washington Gas Light Company is less than 67% of the pre-change ownership (instead of the current 50%); specifically:
1.	“Change of Control” means:
a.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of WGL Holdings, Inc. or (ii) the combined voting power of the then-outstanding voting securities of WGL Holdings, Inc. entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from WGL Holdings, Inc., (ii) any acquisition by WGL Holdings, Inc. or any corporation controlled by or otherwise affiliated with WGL Holdings, Inc., (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by WGL Holdings, Inc. or any corporation controlled by or otherwise affiliated with WGL Holdings, Inc.; or (iv) any transaction described in clauses (i), (ii), and (iii) of subsection (d) of this definition; or

b.	Individuals who, as of the close of business on November 1, 2000, constituted the Board of Directors of WGL Holdings, Inc. (the “Incumbent WGL Holdings, Inc. Board”) cease for any reason to constitute at least a majority of the Board of Directors of WGL Holdings, Inc.; provided, however, that any individual becoming a director subsequent to November 1, 2000 whose election, or nomination for election by WGL Holdings, Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent WGL Holdings, Inc. Board shall be considered as though such individual were a member of the Incumbent WGL Holdings, Inc. Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent WGL Holdings, Inc. Board; or
c.	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of Washington Gas Light Company (the “Utility”) or (ii) the combined voting power of the then-outstanding voting securities of the Utility entitled to vote generally in the election of directors, provided, however, that for purposes of this subsection (c), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Utility, (ii) any acquisition by the Utility or any corporation controlled by or otherwise affiliated with the Utility, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Utility or any corporation controlled by or otherwise affiliated with the Utility; or (iv) any transaction described in clauses (i) and (ii) of subsection (e) of this definition;

d.	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the WGL Holdings, Inc. (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding WGL Holdings, Inc. common stock and outstanding WGL Holdings, Inc. voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 67% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding WGL Holdings, Inc. common stock and outstanding WGL Holdings, Inc. voting securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of WGL Holdings, Inc. or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent WGL Holdings, Inc. Board at the time of the execution of the initial agreement, or of such Incumbent WGL Holdings, Inc. Board, providing for such Business Combination; or
e.	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Utility (a “Utility Business Combination”), in each case unless, following such Utility Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, directly or indirectly, respectively, of the outstanding Utility common stock and the outstanding Utility voting securities immediately prior to such Utility Business Combination beneficially own, directly or indirectly, more than 67% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Utility Business Combination in substantially the same proportions as their ownership, immediately prior to such Utility Business Combination, of the outstanding Utility common stock and outstanding Utility voting securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Utility Business Combination or any employee benefit plan (or related trust) of the Utility or such corporation resulting from such Utility Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Utility Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Utility Business Combination; or

f.	Approval by the shareholders of WGL Holdings, Inc. of a complete liquidation or dissolution of WGL Holdings, Inc.

EXHIBIT 2
Washington Gas Light Company
Policy of Post-Employment Restrictions
I.	Purpose. The policy on post-employment restrictions is to define the scope of restrictions that will apply to post-employment actions undertaken by executives who receive benefits under the various WGL Holdings, Inc./Washington Gas Light Company benefit plans. This policy is intended to assist WGL Holdings, Inc. and Washington Gas Light Company protect (i) confidential information belonging to such companies that its executives have had access to and posses due to the nature of their positions, and (ii) the competitive business operations of such companies.

II.	Application.
A.	The policy will apply to and be incorporated by reference into the following plans and arrangements:
1.	The Washington Gas Light Company Executive Severance Plan

2.	Any future plans or arrangements established with reference to this policy.
III.	Post-Employment Restrictions:
A.	Restricted Period. The Restrictions on Activities set forth in this policy shall apply for a period of one year following the executive’s termination of employment date regardless of cause.

B.	Restriction on Activities. Except as specifically permitted, in writing by the HR Committee of the Board of WGL Holdings, Inc., and Washington Gas Light Company (the “Board”), this policy shall prohibit:
1.	Solicitation of Employees. The direct or indirect recruitment, solicitation, inducement or hiring of any person or entity who during the period within one year prior to the executive’s termination of employment was an employee or independent contractor of WGL Holdings, Inc. and/or Washington Gas Light Company, to leave or cease employment or other relationship with WGL Holdings, Inc. and/or Washington Gas Light Company, provided this restriction shall not apply to the hiring of any persons or entities to perform personal services that are not directly or indirectly in competition with WGL Holdings, Inc, or Washington Gas Light Company.

2.	Solicitation of Customers. The solicitation or initiation of communications or contacts with any customer or prospective customer of WGL Holdings, Inc. and/or Washington Gas Light Company with the intent of soliciting business or diverting business from WGL Holdings, Inc. and/or Washington Gas Light Company.
3.	Disclosure of Confidential Information. For purposes of this paragraph “Confidential Information” shall mean confidential information the disclosure of which or use of which may damage WGL Holdings, Inc. and/or Washington Gas Light Company. Confidential Information shall include, but not be limited to non-public information regarding computer programs, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of employees, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information which is or enters the public domain through no action or inaction of the executive, is obtained by the executive from a third party having the legal right to use and disclose same, or was in the possession of the executive before his employment with WGL Holdings, Inc. or Washington Gas Light Company.
IV.	Administration.
A.	The Policy will be administered by the HR Committee of the Board, or such other committee identified by the Board

B.	The Committee will have the full and final authority to modify, amend or otherwise change any part of all of the policy.